Exhibit 99.1

Deep Down Announces Share Repurchase Program

HOUSTON, December 23, 2019 -- Deep Down, Inc. (OTCQB: DPDW), a specialist in deep-water oil and gas production equipment and services, today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company’s common stock. The repurchase program will be funded from cash on hand and cash provided by operating activities.

Charles Njuguna, President and Chief Executive Officer, stated “We believe Deep Down is undervalued given the improving prospects for the business and our proven expertise, services and technological solutions. With our realigned cost structure, strong cash position and no debt, we think the repurchase of our own shares is an attractive use of capital for building shareholder value.”

The timing and amount of stock purchases will be determined at the discretion of management, subject to market conditions, business opportunities and other appropriate factors and may include purchases through one or more broker-assisted plans and methods, including, but not limited to, open-market purchases, privately negotiated transactions and Rule 10b5-1 trading plans. The repurchase program will expire on December 20, 2020.

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on deepwater and ultra-deepwater oil and gas production system technologies and services, connecting the platform and the wellhead.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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Investor Relations:

Catalyst IR

Chris Eddy or David Collins

212-924-9800

dpdw@catalyst-ir.com